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Columbia Pipeline Partners, LP
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NewsRelease
TransCanada Reports Third Quarter 2016 Financial Results
Strong Operating Performance Reflects Acquisition of Columbia Pipeline Group

CALGARY, Alberta – November 1, 2016 – TransCanada Corporation (TSX, NYSE: TRP) (TransCanada) today announced a net loss attributable to common shares for third quarter 2016 of $135 million or $0.17 per share compared to net income of $402 million or $0.57 per share for the same period in 2015. Third quarter 2016 results included a $656 million after-tax goodwill impairment charge related to our U.S. Northeast Power business. Excluding the net loss on the goodwill impairment and certain other specific items, comparable earnings for third quarter 2016 were $622 million or $0.78 per share compared to $440 million or $0.62 per share for the same period in 2015. TransCanada's Board of Directors also declared a quarterly dividend of $0.565 per common share for the quarter ending December 31, 2016, equivalent to $2.26 per common share on an annualized basis.
"Excluding specific items, comparable earnings per share for the quarter were significantly higher than last year as a result of the Columbia acquisition and continued solid performance from our large portfolio of high-quality energy infrastructure assets," said Russ Girling, TransCanada's president and chief executive officer. "Since completing the Columbia transaction, we have made significant progress in integrating its operations with our existing U.S. natural gas pipeline business and are well on track to realize the targeted US$250 million of annualized benefits associated with the acquisition."
On July 1, 2016, TransCanada completed the acquisition of Columbia Pipeline Group, Inc. (Columbia) for US$13 billion. Columbia operates a portfolio of approximately 24,000 km (15,000 miles) of regulated natural gas pipelines, 300 Bcf of natural gas storage facilities and related midstream assets.
"The addition of Columbia reinforces our position as one of North America's leading energy infrastructure companies with an extensive pipeline network that links the continent's most prolific natural gas supply basins to its most attractive markets,” added Girling. “Looking forward, the addition of Columbia's US$7.7 billion growth program brings our industry-leading portfolio of near-term capital projects to over $25 billion. As these projects progress through the permitting and construction phases and into operation over the balance of the decade, they are expected to generate significant growth in earnings and cash flow and support an expected annual dividend growth rate at the upper end of the Company’s previous expectation of eight to 10 per cent through 2020."
Highlights
(All financial figures are unaudited and in Canadian dollars unless noted otherwise)

•	Third quarter financial results
◦Net loss attributable to common shares of $135 million or $0.17 per share
◦Comparable earnings of $622 million or $0.78 per share
◦Comparable earnings before interest, taxes, depreciation and amortization (EBITDA) of $1.9 billion
◦Comparable funds generated from operations of $1.4 billion
◦Comparable distributable cash flow of $1.0 billion or $1.29 per common share

•	Declared a quarterly dividend of $0.565 per common share for the quarter ending December 31, 2016

•	On July 1, 2016, we closed the US$13 billion acquisition of Columbia comprised of a purchase price of approximately US$10.3 billion and Columbia debt of approximately US$2.7 billion

•	On July 4, 2016, 96.6 million subscription receipts were exchanged into the same number of common shares

•	Announced the reinstatement of issuance of common shares from treasury at a two per cent discount under TransCanada's Dividend Reinvestment Plan commencing with the dividends declared on July 27, 2016

•	Issued US$1.2 billion of junior subordinated notes in the United States that mature in 2076

•	Announced that ANR filed a comprehensive settlement of its current Natural Gas Act Section 4 rate case with the Federal Energy Regulatory Commission (FERC)

•	Launched an open season on the Canadian Mainline seeking binding commitments on a new long-term, fixed price tolling option

•	On November 1, 2016, we announced the following strategic updates:
◦Expect to realize approximately US$3.7 billion from the monetization of our U.S. Northeast Power business
◦The decision to maintain our current ownership interest in our growing Mexican natural gas pipeline business

◦	An agreement to purchase all of the common units of Columbia Pipeline Partners LP (CPPL) for US$17.00 per common unit for a total amount of approximately US$915 million
◦A bought deal offering of TransCanada common shares.
These initiatives, along with our stable base business and $25 billion of secured near-term growth, position us to deliver an expected annual dividend growth rate at the upper end of the Company’s previous expectation of eight to 10 per cent through 2020.
Net income attributable to common shares decreased by $537 million to a net loss of $135 million or $0.17 per share for the three months ended September 30, 2016 compared to the same period last year. Third quarter 2016 included a $656 million after-tax goodwill impairment charge, an after-tax charge of $67 million related to costs associated with the acquisition of Columbia, a $50 million after-tax charge related to risk management activities, recognition of $28 million of income tax recoveries resulting from a third party sale of Keystone XL project assets, a $9 million after-tax charge related to Keystone XL maintenance and liquidation costs and $3 million of after-tax costs related to the sale of our U.S. Northeast Power business. All of these specific items are excluded from comparable earnings.
Comparable earnings for third quarter 2016 were $622 million or $0.78 per share compared to $440 million or $0.62 per share for the same period in 2015, an increase of $182 million or $0.16 per share. The increase was primarily the net effect of a higher contribution from U.S. Pipelines primarily due to incremental earnings from Columbia following the acquisition on July 1, 2016 and higher ANR transportation and storage revenue resulting from higher rates effective August 1, 2016; a higher contribution from Mexican pipelines primarily due to earnings from Topolobampo beginning in July 2016; higher interest income and other due to realized gains in 2016 compared to realized losses in 2015 on derivatives used to manage our net exposure to foreign exchange rate fluctuations on U.S. dollar-denominated income; higher earnings from U.S. Power mainly due to incremental earnings from the Ironwood power plant acquired in February 2016 and higher sales to customers in the PJM market partially offset by lower capacity revenues in New York; higher earnings from Bruce Power mainly due to lower depreciation and our increased ownership interest partially offset by higher losses from contracting activities; and higher earnings from Canadian Pipelines primarily due to a higher NGTL investment base and incentive earnings from the Canadian Mainline and NGTL. These gains were partially offset by higher interest expense from debt issuances and lower capitalized interest as well as lower earnings from Liquids Pipelines due to the net effect of higher contracted and lower uncontracted volumes on Keystone Pipeline and lower volumes on Marketlink.
Notable recent developments include:
Corporate:

•
Acquisition of Columbia Pipeline Group: On July 1, 2016, we closed the US$13 billion acquisition of Columbia comprised of a purchase price of approximately US$10.3 billion and Columbia debt of approximately US$2.7 billion. The acquisition was financed through proceeds of $4.4 billion from the sale of subscription receipts, senior unsecured asset bridge term loan credit facilities in the aggregate amount of US$6.9 billion and existing cash on hand. The sale of the subscription receipts was completed on April 1, 2016 through a public offering and following the closing of the acquisition, were exchanged into 96.6 million TransCanada common shares.

•
Monetization of U.S. Northeast Power business: On November 1, 2016, we announced that we expect to realize approximately US$3.7 billion from the monetization of our the U.S. Northeast Power business. This includes the announced sale of Ravenswood, Ironwood, Ocean State Power and Kibby Wind to Helix Generation, LLC, an affiliate of LS Power Equity Advisors for US$2.2 billion and TC Hydro to Great River Hydro, LLC, an affiliate of ArcLight Capital Partners, LLC for US$1.065 billion, with the remainder attributed to the marketing business which is expected to be realized going forward. These two sale transactions are expected to close in the first half of 2017 subject to certain regulatory and other approvals and will include closing adjustments. These sales are expected to result in an approximate $1.1 billion after-tax net loss which is comprised of a $656 million after-tax goodwill impairment charge recorded at September 30, 2016, an approximate $863 million after-tax net loss on the sale of the thermal and wind package to be recorded in fourth quarter 2016 and an approximate $443 million after-tax gain on the sale of the hydro assets upon close of that transaction. Proceeds from these sales and future realization of value of the marketing business will be used to repay a portion of the US$6.9 billion senior unsecured asset bridge term loan credit facilities which were used to partially finance the Columbia acquisition earlier this year.

•
Decision to maintain our current ownership interest in Mexican natural gas pipelines: On November 1, 2016, we announced a decision to maintain our current ownership interest in a growing portfolio of natural gas pipeline assets in Mexico rather than sell a minority interest in six of these pipelines, which is consistent with maintaining a simple corporate structure. We currently own and operate the Tamazunchale and Guadalajara natural gas pipelines and are in the process of investing US$3.8 billion to develop and complete construction of four additional pipelines plus fund our interest in the Sur de Texas project, all of which will serve growing natural gas demand in Mexico. All projects are expected to be in-service by the end of 2018 and are underpinned by 25-year take-or-pay contracts with the Comisión Federal de Electricidad (CFE). Once completed, we expect our Mexican natural gas pipeline assets to be accretive to earnings per share and generate approximately US$575 million of annual EBITDA, up from US$181 million in 2015.

•
Common Equity Offering: On November 1, 2016, in conjunction with our decision to maintain our current ownership interest in a growing Mexican natural gas pipelines business, and concurrent with the release of these financial results, we also entered into an agreement with a group of underwriters to proceed with an offering of common shares. The common shares will be offered to the public in Canada and the United States through the underwriters or their representatives. The offering is subject to the receipt of all necessary regulatory and stock exchange approvals. Proceeds from the offering will be used to repay a portion of the US$6.9 billion senior unsecured asset bridge term loan credit facilities which were used to partially finance the acquisition of Columbia.

•
Agreement to Acquire Columbia Pipeline Partners LP: On November 1, 2016, we announced that we have entered into an agreement and plan of merger through which our wholly-owned subsidiary, Columbia Pipeline Group, Inc., has agreed to acquire, for cash, all of the outstanding publicly held common units of CPPL at a price of US$17.00 per common unit for an aggregate transaction value of approximately US$915 million. The transaction is expected to close in first quarter 2017 subject to receipt of CPPL unitholder approval and customary closing conditions and is expected to be accretive to earnings per share and simplify our corporate structure.

•
Dividend Declaration: Our Board of Directors declared a quarterly dividend of $0.565 per share for the quarter ending December 31, 2016 on TransCanada's outstanding common shares. The quarterly amount is equivalent to $2.26 per common share on an annualized basis.

•
Dividend Reinvestment Plan: Approximately $175 million or 39 per cent of dividends paid on October 31 were reinvested in TransCanada common shares through our Dividend Reinvestment Plan following the reinstatement of issuance from Treasury at a two per cent discount announced in July 2016.

•
Other Financing Activities: In August 2016, TransCanada Trust issued US$1.2 billion of 60-year junior subordinated trust notes to third party investors with a fixed interest rate of 5.875 per cent for the first ten years converting to a floating rate thereafter. The notes are callable at par beginning ten years following their issuance. All of the proceeds of the issuance by the Trust were loaned to us in US$1.2 billion junior subordinated notes at a rate of 6.125 per cent which includes a 0.25 per cent administration charge. On a subordinated basis, the obligations of the Trust are guaranteed by TransCanada.

Natural Gas Pipelines:

•
NGTL System: On October 31, 2016, the Government of Canada approved our $1.3 billion NGTL 2017 Facilities Application.  In addition, on October 6, 2016, the NEB recommended to the government approval of the $439 million Towerbirch Project. This project consists of a 55 km (34 miles) pipeline loop and a 32 km (20 miles) pipeline extension of the NGTL System in northwest Alberta and northeast B.C. The NEB approved NGTL’s continued use of its existing rolled-in toll methodology for this project. Of NGTL’s $5.4 billion near-term capital program, we have received approvals for $4.0 billion, while $0.5 billion has been filed and is awaiting approval. Approximately $0.9 billion is expected to be filed with regulators in the future.

•
North Montney Mainline: In March 2016, we filed a request with the NEB for a one year extension to the June 10, 2016 sunset clause in the North Montney Mainline project Certificate of Public Convenience and Necessity. On September 15, 2016, the NEB approved the sunset clause extension to June 10, 2017. The extension continues to be subject to the condition that construction shall not begin until a positive Final Investment Decision (FID) has been made on the Pacific Northwest LNG (PNW LNG) Project. NGTL continues to work with our customers and stakeholders to be ready to initiate construction of the North Montney facilities, however, the in-service date will be finalized once a FID has been made.

•
Canadian Mainline Tolling Option: On October 13, 2016, we launched an open season on the Canadian Mainline seeking binding commitments on a new long-term, fixed-price proposal to transport WCSB supply from the Empress receipt point in Alberta to the Dawn hub in Southern Ontario. The contract term for this service is ten years with tolls ranging from $0.75/GJ to $0.82/GJ depending on the shippers’ contract volume commitments. Early termination rights are provided and can be exercised following the initial five years of service upon payment of a premium fee. Subject to a successful Open Season that closes November 10, 2016 and to NEB regulatory approval, the new service is targeted to begin November 1, 2017.

•
Columbia Capital Projects: As part of the Columbia acquisition, we are progressing a US$7.4 billion capital expansion and modernization program across the Columbia system for facilities planned to be in-service from 2016 to 2020. We also expect to invest approximately US$0.3 billion to construct the Gibraltar Pipeline project, an approximate 1 MMDth/d dry gas header pipeline in southwest Pennsylvania.

•
ANR Section 4 Rate Case Settlement: On September 16, 2016, ANR filed with FERC an unopposed settlement agreement with its customers for approval. Effective August 1, 2016, transmission reservation rates increased by 34.8 percent with storage rates largely remaining unchanged. The settlement includes a moratorium on further rate changes until August 1, 2019. ANR may file for new rates after that date if it has spent more than US$0.8 billion in capital additions but must file for new rates with an effective date of no later than August 1, 2022.

•
Topolobampo Pipeline: In July, we began collecting revenue on the US$1 billion Topolobampo project under a force majeure provision in the 25-year contract with the Comisión Federal de Electricidad. The physical in-service date is expected to be delayed into 2017 due to right-of-way acquisition delays.

•
Prince Rupert Gas Transmission: On September 27, 2016, PNW LNG received an environmental certificate from the Government of Canada for a proposed LNG plant at Prince Rupert, B.C. PNW LNG has indicated they will conduct a total project review over the coming months prior to announcing next steps for the project.

•
Coastal GasLink: On July 11, 2016, the LNG Canada joint venture participants announced a delay to their FID for the proposed liquefied natural gas facility in Kitimat, BC. At this time a future FID date has not been determined. In light of this announcement we are working with LNG Canada to determine the appropriate pacing of the Coastal GasLink development schedule and work activities.

Liquids Pipelines:

•
Houston Lateral and Terminal: In August 2016, the Houston Lateral pipeline and terminal, an extension from the Keystone Pipeline System to Houston, Texas went into service. The terminal has an initial storage capacity of 700,000 barrels of crude oil.

•
Energy East Pipeline: On August 8, 2016, the NEB commenced the first of a series of community panel sessions held along the pipeline route in New Brunswick. Panel sessions scheduled for the week of August 29, 2016 in Montréal, Québec were subsequently canceled as three NEB panelists announced their decision to recuse themselves from continuing to sit on the panel to review the project due to allegations of reasonable apprehension of bias. The Chair of the NEB and the Vice Chair, who is also a panel member, have recused themselves of any further duties related to the project. As a result, all hearings for the project were adjourned until further notice as we wait on the federal government to appoint new NEB members and then for the NEB to establish a new panel to hear our applications. The new panel members will then determine how the review process is to be re-initiated. As a result of these actions, we expect a delay in the NEB review process.

Energy:

•
Bécancour Tolling Agreement: In August 2015, we executed an agreement with Hydro Québec (HQ) allowing HQ to dispatch up to 570 MW of peak winter capacity from our Bécancour facility for a term of 20 years commencing in December 2016. The regulator in Québec, Régie de l'énergie (the Régie), initially accepted this agreement for implementation but in July 2016, the Régie reversed its initial decision. HQ continues to advocate for the contract on its economic merit as part of their strategy to meet the winter peak capacity needs of the province and is pursuing regulatory options for our agreement to be reinstated. We expect the project need and potential timing will be reassessed in the recently released review of HQ's ten year supply plan.

The unaudited interim condensed Consolidated Financial Statements and Management’s Discussion and Analysis (MD&A) are available under TransCanada's profile on SEDAR at www.sedar.com, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/info/edgar.shtml and on the TransCanada website at www.transcanada.com.
With more than 65 years' experience, TransCanada is a leader in the responsible development and reliable operation of North American energy infrastructure including natural gas and liquids pipelines, power generation and gas storage facilities. TransCanada operates a network of natural gas pipelines that extends more than 90,300 kilometres (56,100 miles), tapping into virtually all major gas supply basins in North America. TransCanada is the continent's largest provider of gas storage and related services with 664 billion cubic feet of storage capacity. A large independent power producer, TransCanada owns or has interests in over 10,500 megawatts of power generation in Canada and the United States. TransCanada is also the developer and operator of one of North America's leading liquids pipeline systems that extends over 4,300 kilometres (2,700 miles)  connecting growing continental oil supplies to key markets and refineries. TransCanada's common shares trade on the Toronto and New York stock exchanges under the symbol TRP. Visit TransCanada.com and our blog to learn more, or connect with us on social media and 3BL Media.

Forward Looking Information
This release contains certain information that is forward-looking and is subject to important risks and uncertainties (such statements are usually accompanied by words such as "anticipate", "expect", "believe", "may", "will", "should", "estimate", "intend" or other similar words). Forward-looking statements in this document are intended to provide TransCanada security holders and potential investors with information regarding TransCanada and its subsidiaries, including management's assessment of TransCanada's and its subsidiaries' future plans and financial outlook. All forward-looking statements reflect TransCanada's beliefs and assumptions based on information available at the time the statements were made and as such are not guarantees of future performance. Readers are cautioned not to place undue reliance on this forward-looking information, which is given as of the date it is expressed in this news release, and not to use future-oriented information or financial outlooks for anything other than their intended purpose. TransCanada undertakes no obligation to update or revise any forward-looking information except as required by law. For additional information on the assumptions made, and the risks and uncertainties which could cause actual results to differ from the anticipated results, refer to TransCanada's Quarterly Report to Shareholders dated November 1, 2016 and 2015 Annual Report on our website at www.transcanada.com or filed under TransCanada's profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission at www.sec.gov and available on TransCanada's website at www.transcanada.com.
Non-GAAP Measures
This news release contains references to non-GAAP measures, including comparable earnings, comparable EBITDA, comparable distributable cash flow, comparable funds generated from operations, funds generated from operations, comparable earnings per share and comparable distributable cash flow per share, that do not have any standardized meaning as prescribed by U.S. GAAP and therefore are unlikely to be comparable to similar measures presented by other companies. These non-GAAP measures are calculated on a consistent basis from period to period and are adjusted for specific items in each period, as applicable. For more information on non-GAAP measures, refer to TransCanada’s Quarterly Report to Shareholders dated November 1, 2016.
Additional Information and Where to Find it
In connection with the proposed acquisition of the outstanding common units of CPPL, CPPL will file with the SEC a proxy statement with respect to a special meeting of its unitholders to be convened to approve the transaction. The definitive proxy statement will be mailed to the unitholders of CPPL. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.
Investors will be able to obtain these materials, when they are available, and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the proxy statement, when available, may be obtained free of charge by accessing CPPL’s website at www.columbiapipelinepartners.com or by writing CPPL at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, Attention: Corporate Secretary. Investors may also read and copy any reports, statements and other information filed by CPPL with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Participants in the Merger Solicitation
Columbia, an indirect wholly owned subsidiary of the Company, and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Columbia’s directors and executive officers is available in its Current Report on Form 8-K filed with the SEC on July 1, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

TransCanada Media Enquiries:
Mark Cooper/Terry Cunha
403.920.7859 or 800.608.7859

TransCanada Investor & Analyst Enquiries:
David Moneta/Stuart Kampel
403.920.7911 or 800.361.6522